Exhibit 10.7
February 26, 2024

Mr. Jonathan Lyons

Dear Jon,

Congratulations on the opportunity to join Sotera Health Company (the “Company”) as its Senior Vice President and Chief Financial Officer. This letter will recap the key elements of our offer. This letter amends and restates the prior offer letter you received from Sotera Health Company dated May 31, 2023.

•Start Date: Your employment will commence on June 26, 2023.
•Reporting: You will report to Michael Petras, Chief Executive Officer, Sotera Health Company.
•Status & Salary: You will be employed as a full-time, exempt, salaried employee. Your starting salary will be $475,000 annually, payable on a bi-weekly basis. The Company may review and/or revise your salary from time to time, in its sole discretion.
•Annual Incentive Plan: You will be eligible to participate in the Annual Incentive Plan, on the terms and conditions set forth therein, at a target of 70% of your base annual salary. For 2023, your participation in the AIP will be prorated based on your hire date.
•Sign-on Bonus: You will be eligible for $200,000 to replace the forgone value of your annual cash incentive award from your former employer. This bonus will be payable within the first payroll cycle after your start date.
•Long-Term Incentive Plan: In August of 2023, you will be eligible for an equity award with a grant date fair value of $1,000,000 comprised of restricted stock units for foregone long-term incentives from your prior employer. You will also be eligible for an annual award with a target grant date fair value of $1,200,000 subject to the approval of the Leadership Development and Compensation Committee of the Company’s Board of Directors and the Board of Directors. This award will be comprised of stock options and restricted stock units and will be prorated 50% for 2023.
Please note that this is the value of your initial grant and the value of future grants, if any, may vary. Your equity award will be subject to and contingent upon your acceptance of, the terms and conditions of the Sotera Health Company 2020 Omnibus Incentive Plan, as well as any applicable grant notices and agreements associated with your award. Additional information will be provided upon acceptance of this offer.
•Benefits Program: You are eligible to participate in the Company’s benefits program, including but not limited to medical, dental, vision and 401(k) plan with company match. All plans are in accordance with the terms and conditions of that program and associated insurance policies, as may be in effect from time to time. The Company reserves the right to amend or discontinue its benefits program at any time, with or without advance notice.
•Vacation: You are entitled to four (4) weeks of vacation annually, subject to the terms and conditions of the Company’s vacation policy as may be in effect from time to time. Your vacation time will be prorated during your first year of employment, according to your hire date.
9100 South Hills Boulevard, Suite 300
Broadview Heights, OH 44147
440-262-1410 | soterahealth.com

•Termination of Employment: In the event your employment is terminated by the Company without Cause you will be eligible for one (1) year separation pay equal to one (1) year of continued base salary (the “Separation Payments”). Payment of the Separation Payments shall be made in accordance with the Company’s normal payroll practices and shall commence on the sixtieth (60th) day following the date of your termination of employment (the “Release Date”) subject to your execution and delivery to the Company of a general release in a form acceptable to the Company (and such release being in full force and effect and having not been timely revoked in accordance with its terms) (the “Release Requirement”) and (B) you shall be entitled to receive such Separation Payments only so long as you have not breached any of the provisions of such general release or any restrictive covenants to which you are subject. If the Release Requirement is satisfied, then the portion of the Separation Payments which would otherwise have been paid during the period between the date of termination of employment and the Release Date shall instead be paid as soon as reasonably practicable following the Release Date. If the Release Requirement is not satisfied as of the Release Date, you shall not be entitled to any Separation Payments and the Company shall have no further obligations in connection with the Separation Payments. For purposes hereof, “Cause” means (i) your intentional unauthorized use or disclosure of the confidential information or trade secrets of the Company and its affiliates or any of their respective customers or suppliers, (ii) conviction of, a plea of “guilty” or “no contest” to, or indictment for a felony under the laws of the United States, Canada or any province or state thereof or the laws of any other jurisdiction in which you reside, (iii) your engagement in any fraud, willful misconduct or gross neglect in the performance of your duties hereunder, or in any other willful misconduct which has caused material injury to the Company or any of its affiliates or any of their respective customers or suppliers, (iv) your willfully engaging in any act or omission involving dishonesty, breach of trust, unethical business conduct or moral turpitude, in each case involving the Company or any of its affiliates, or any of their respective customers or suppliers, (v) your failure to perform lawful assigned duties or (vi) any breach by you of any restrictive covenant to which you are subject.
•Commuting Bonus: You will be eligible for a one-time payment of $100,000 to defray costs associated with commuting to Cleveland, Ohio. This payment will be made in the first payroll cycle in April, 2024.
•Pay-Back Provision: In the event you terminate your employment for any reason other than death or disability; or the Company terminates your employment for Cause within 24 months after your start date, by your signature below, you acknowledge and agree to pay back to Sotera Health a pro-rata portion of your sign-on bonus and commuting bonus (on a pre-tax basis) within 5 business days of your termination of employment.
Your employment with the Company is “at will”; it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. This letter may be executed in counterparts and shall be binding upon the parties upon execution and may only be amended in writing signed by each of the parties hereto. The Company reserves the right to add, delete, or modify all plans, program, policies, procedures, and guidelines at any time, provided, however, that such actions shall not modify the compensation and benefits specifically provided to you under this letter. This letter constitutes the complete agreement between you and the Company with respect to the subject matter hereof, and supersedes any prior understandings or agreements with respect thereto, and shall be governed by the internal substantive laws of the state of Delaware. All compensation and benefits described herein will be subject to applicable tax withholding.
The intent of the parties is that payments and benefits under this letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be exempt from or in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.
This offer is contingent upon favorable references and successful completion of background and drug screens.

As a condition of your employment, you will be required to provide the Company with documents establishing your identity and right to work in the United States. These documents must be provided to the Company within three days after your employment start date. In addition, you will also be required to sign a restrictive covenants agreement in a form customary for senior executives covering non-competition and non-solicitation (while employed and for one year post employment) and confidentiality.
Jon, we look forward to you joining the Company and becoming part of our team. We are sure you will find your career with us both challenging and rewarding. To confirm your acceptance of this offer of employment on the terms and conditions set out above, please sign below and return to me.

Sincerely,

/s/ Michael B. Petras, Jr.
Michael B. Petras, Jr.
Chairman and Chief Executive Officer
Sotera Health Company

By my signature below, I confirm that I have read, understand and agree with the terms of this offer.

Jonathan M. Lyons
Jonathan Lyons (please print)

/s/ Jonathan M. Lyons / February 16, 2024
Signature/Date

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